Filed Pursuant to Rule 433

Registration No. 333-231404

Final Term Sheet

June 16, 2020

U.S.$1,050,000,000

AT&T Inc.

3.750% GLOBAL NOTES DUE 2050

ISSUER:	AT&T Inc. (“AT&T”)

TITLE OF SECURITIES:	3.750% Global Notes due 2050 (the “Notes”)

PRICING DATE:	June 16, 2020

SETTLEMENT DATE (T+6):	June 24, 2020 (T+7 Taiwanese business days)

MATURITY DATE:	September 1, 2050, at par

AGGREGATE PRINCIPAL AMOUNT OFFERED:	$1,050,000,000

PRICE TO PUBLIC (ISSUE PRICE):	100.000%

GROSS SPREAD:	0.100%

PRICE TO AT&T:	99.900%

NET PROCEEDS:	$1,048,950,000

USE OF PROCEEDS:	General corporate purposes, which may include debt repayments.

REIMBURSEMENT OF AT&T’S EXPENSES:	Structuring Agents to reimburse $2,100,000 of AT&T’s expenses.

INTEREST RATE:	3.750% per annum

INTEREST PAYMENT DATES:	Semiannually on each March 1 and September 1, commencing on September 1, 2020

DENOMINATIONS:	Minimum of $100,000 and integral multiples of $1,000 in excess thereof

DAY COUNT FRACTION:	30 / 360

OPTIONAL REDEMPTION:

We have the option to redeem all, but not less than all, of the Notes then outstanding on each September 1 on or after September 1, 2025 (each, a “Redemption Date”). In addition, on the first Redemption Date on which we opt to redeem Notes, we also have the option to instead only redeem 50% of the aggregate principal amount of the Notes then outstanding. If we opt to redeem 50% of the aggregate principal amount of the Notes then outstanding on a Redemption Date, any remaining Notes can be redeemed at our option on a future Redemption Date in whole but not in part. Any redemption described in this paragraph must be on not less than 10 nor more than 40 days’ notice and will be at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to the date of redemption.

In addition, we may at any time purchase the Notes by tender, in the open market or by private agreement, subject to applicable law.

If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected pro rata or, in the case of global notes, in accordance with applicable depositary procedures.

REDEMPTION FOR CHANGES IN TAX LAW:	Comparable to prior AT&T transactions.

INDENTURE AND RANKING:	The Notes will be issued under an indenture, dated as of May 15, 2013, between AT&T and The Bank of New York Mellon Trust Company, N.A., as trustee. The Notes will be AT&T’s unsecured and unsubordinated obligations and will rank pari passu with all other indebtedness issued under the indenture.

RATINGS:	Moody’s: Baa2 (Stable) S&P: BBB (Stable) Fitch: A- (Stable)

JOINT BOOKRUNNING MANAGERS:	Deutsche Bank AG, Taipei Branch, Morgan Stanley Taiwan Limited and Standard Chartered Bank (Taiwan) Limited

LEAD STRUCTURING AGENTS:	Deutsche Bank AG, Taipei Branch, LLC, Morgan Stanley & Co. LLC and Standard Chartered Bank (Taiwan) Limited

JUNIOR STRUCTURING AGENTS:	SMBC Nikko Securities America, Inc., Australia and New Zealand Banking Group Limited, CIBC World Markets Corp. and Regions Securities LLC

STRUCTURING AGENTS’ FEE:	$6,825,000

ISIN NUMBER:	XS2191305544

LISTING:	The Notes will be listed on the Taipei Exchange (the “TPEx”). AT&T also intends to apply to list the Notes on the New York Stock Exchange.

ROC SELLING RESTRICTIONS:	The Notes have not been, and shall not be, offered, sold or re-sold, directly or indirectly to investors other than “professional institutional investors” as defined under Paragraph 2, Article 4 of the Financial Consumer Protection Act of the ROC. Purchasers of the Notes are not permitted to sell or otherwise dispose of the Notes except by transfer to the aforementioned professional institutional investors.

REFERENCE DOCUMENT:	Prospectus Supplement, dated June 16, 2020; Prospectus, dated May 13, 2019.

MIFID II PRODUCT GOVERNANCE / ECPS AND PROFESSIONAL INVESTORS ONLY TARGET MARKET – SOLELY FOR THE PURPOSES OF THE MANUFACTURER’S PRODUCT APPROVAL PROCESS, THE TARGET MARKET ASSESSMENT IN RESPECT OF THE NOTES HAS LED TO THE CONCLUSION THAT: (I) THE TARGET MARKET FOR THE NOTES IS ELIGIBLE COUNTERPARTIES AND PROFESSIONAL CLIENTS ONLY, EACH AS DEFINED IN DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); AND (II) ALL CHANNELS FOR DISTRIBUTION OF THE NOTES TO ELIGIBLE COUNTERPARTIES AND PROFESSIONAL CLIENTS ARE APPROPRIATE. ANY PERSON SUBSEQUENTLY OFFERING OR SELLING OR RECOMMENDING THE NOTES (A “DISTRIBUTOR”) SHOULD TAKE INTO CONSIDERATION THE MANUFACTURER’S TARGET MARKET ASSESSMENT; HOWEVER, A DISTRIBUTOR SUBJECT TO MIFID II IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE NOTES (BY EITHER ADOPTING OR REFINING THE MANUFACTURER’S TARGET MARKET ASSESSMENT) AND DETERMINING APPROPRIATE DISTRIBUTION CHANNELS.

THE TPEX IS NOT RESPONSIBLE FOR THE CONTENT OF THIS TERM SHEET AND NO REPRESENTATION IS MADE BY THE TPEX AS TO THE ACCURACY OR COMPLETENESS OF THIS TERM SHEET. THE TPEX EXPRESSLY DISCLAIMS ANY AND ALL LIABILITY FOR ANY LOSSES ARISING FROM, OR AS A RESULT OF THE RELIANCE ON, ALL OR PART OF THE CONTENTS OF THIS TERM SHEET. ADMISSION TO THE LISTING AND TRADING OF THE NOTES ON THE TPEX SHALL NOT BE TAKEN AS AN INDICATION OF THE MERITS OF US OR THE NOTES.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CONTACTING THE ISSUER AT AT&T INC.’S SPECIALIST – EXTERNAL REPORTING, AT&T INC., 208 S. AKARD ST., DALLAS, TEXAS 75202, +1 (210) 351-3049, OR BY CALLING THE UNDERWRITERS AT DEUTSCHE BANK AG, TAIPEI BRANCH AT +886 2 2192 4666, MORGAN STANLEY TAIWAN LIMITED AT +886 2 2730 2888 OR STANDARD CHARTERED BANK (TAIWAN) LIMITED AT +886 2 2716 6261.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM. A SECURITIES RATING IS NOT A RECOMMENDATION TO BUY, SELL OR HOLD SECURITIES AND MAY BE REVISED OR WITHDRAWN AT ANY TIME.